September 22, 2004

Mr. William O'Loughlin
377 Rector Place
Apt. 3E New York, NY 10280

Bill,

This will formalize our conversations and serve as an offer for you to become Executive Vice President and Chief Operating Officer for SecureCARE Technologies, Inc. effective October 1, 2004. The proposal to move ahead on a plan for you consists of the following:

Position

Executive Vice-President and Chief Operating Officer, reporting to the President and CEO

Direct Reports

Vice-President, Product and Technology Development, Eugene Fry Director, Technology Services, Sean Woods Director, Customer Support and Training, Marc Heymann

Responsibilities

Responsible for all aspects of the Company's products and technology development, implementation and integration, customer services and support, including training and the overall operations of SecureCARE Technologies, Inc.

You will also be responsible for working closely and in concert with the Senior Vice-President, Sales and Marketing and the CFO in accomplishing individual, department and overall Company objectives

Base Pay
$120,000 annually, payable semi-monthly

Bonus
Cash and Stock (50/50) payable quarterly based on 2% of revenue growth in excess of $30,000 per month

Equity Options

300,000 shares of Common Stock of SecureCARE Technologies, Inc. at the option price of $1.00 per share, exercisable quarterly on a pro-rata basis with a 24-month vesting term. The grant date of these options is October 1, 2004.

Business and Travel Expenses

All pre-approved business and travel related expenses directly associated with the execution of your responsibilities will be reimbursed by the company. Neil Burley, CFO will be responsible for such approvals, required documentation and issuing reimbursements.

Other Points

Our vacation policy is to take it if and as you can. Neil Burley is available to discuss other company-paid benefits at your convenience.

As a final statement, I would only add that having served in Senior Executive and CEO positions in the past, my primary measurement has always been on accomplishment, and in our discussions, that puts us on the same page.

Regards,


/s/ Robert Woodrow
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Robert Woodrow
President, SecureCARE Technologies, Inc.

cc: Richard Corlin, Chairman and Chief Medical Officer
      Neil Burley, CFO

Accepted:

/s/ William O'Loughlin           09/23/04
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William O'Loughlin                 Date